--------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [x] Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
    (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:__________
    2) Aggregate number of securities to which transaction applies:_____________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):________________
    4) Proposed maximum aggregate value of transaction:_________________________
    5) Total fee paid:__________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)     Amount Previously Paid:______________________________________________
    2)     Form, Schedule or Registration Statement No.:________________________
    3)     Filing Party:________________________________________________________
    4)     Date Filed:__________________________________________________________

--------------------------------------------------------------------------------

                     (COLOR LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)






                                  April 7, 1999




Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held at 11:00 a.m., C.D.T., Thursday, May 27, 1999, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172.

        The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

        Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you later attend the meeting and wish to vote in person, you may withdraw your proxy and so vote at that time.

                                       Sincerely,


                                       /S/ Joseph E. Cappy
                                       -------------------
                                       Joseph E. Cappy
                                       Chairman, Chief Executive Officer and
                                       President

                (BLACK AND WHITE LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                  April 7, 1999




TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

        The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 11:00 a.m., C.D.T., Thursday, May 27, 1999, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, for the following purposes:

        1. To elect nine (9) directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

        2. To ratify and approve the appointment of Deloitte & Touche LLP, as independent auditors of the Company for the 1999 year; and

        3.   To conduct any other business properly brought before the meeting.

        Only stockholders of record at the close of business on March 29, 1999 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

        A list of stockholders entitled to vote at the meeting will be available for examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least ten days before the meeting in the Office of the Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

        Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and return it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

                                       By Order of the Board of Directors


                                       Stephen W. Ray
                                       Secretary





       Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and return it promptly in the accompanying envelope.

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                              5330 East 31st Street
                              Tulsa, Oklahoma 74135


                                 PROXY STATEMENT




                         INFORMATION ABOUT THE MEETING

        This Proxy Statement is solicited by the Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTAG"), Board of Directors and is furnished in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m., C.D.T., Thursday, May 27, 1999, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172. DTAG began mailing this Proxy Statement and the accompanying proxy card on or about April 7, 1999.

Quorum

        The record date for the meeting is March 29, 1999. DTAG has outstanding one class of voting securities, common stock, $0.01 par value ("Common Stock" or "Shares"), of which 24,125,941 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum.

Vote Required

         Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality vote, which means that if there are more nominees than positions to be filled, the nominees for whom the most affirmative votes are cast will be elected. Each other matter voted on at the meeting will be approved if a majority of the votes cast are in favor of such matter. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter approved. Inspectors of election appointed by the Board will tabulate the votes cast.

Proxy Voting

         The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder's Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTAG before the meeting.

Proxy Solicitation

        Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of Directors of DTAG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise, by employee officers and employees of the Company who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. Kissel-Blake has been retained to assist in the solicitation of proxies at a cost of approximately $5,000. The total cost of soliciting proxies will be borne by DTAG.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     DTAG has nominated for re-election to the Board nine candidates who currently comprise all of the members of DTAG's Board. If elected, each candidate will serve for a one-year term ending at the 2000 Annual Meeting of Stockholders and when their successors are duly elected and qualified. For more information concerning these director nominees, see "Biographical Information Regarding Director Nominees and Named Executive Officers - Director Nominees". Unless otherwise designated, the enclosed proxy card will be voted FOR the election of the foregoing nominees as directors. The Board does not contemplate that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTAG.


                PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS
        Upon recommendation of the Audit Committee, the Board has appointed, subject to stockholder approval, the firm of Deloitte & Touche LLP, independent public accountants, as the independent auditors of DTAG for the calendar year 1999. This firm has served DTAG in this capacity since its inception in November 1997.

        A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

        THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1999.

        As used in this Proxy Statement, "Dollar" means Dollar Rent A Car Systems, Inc., an Oklahoma corporation, and its subsidiaries, "Thrifty" means Thrifty, Inc., an Oklahoma corporation, and its subsidiaries, and "Company" means collectively, DTAG, Dollar and Thrifty.

                       BIOGRAPHICAL INFORMATION REGARDING
                 DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

Director Nominees

        Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTAG.

        Joseph E. Cappy, age 64, has served as a director since November 1997. Mr. Cappy served as a Vice President of Chrysler Corporation, now DaimlerChrysler Corporation ("DaimlerChrysler"), since August 1987, with responsibility for rental car operations from June 1993 to December 1997, international operations from May 1990 to June 1993, brand development from November 1989 to May 1990, and DaimlerChrysler's Jeep/Eagle Division from August 1987 to November 1989. Mr. Cappy was previously President, Chief Executive Officer and a director of American Motors Corporation ("AMC"), and General Marketing Manager of Ford Motor Company's Lincoln-Mercury Division.

     Donald M. Himelfarb, age 53, has served as a director since November 1997. Mr. Himelfarb has been President and Chief Executive Officer of Thrifty Rent-A-Car System, Inc. since July 1992 and Thrifty since December 1998. Mr. Himelfarb has served as a director of Thrifty Canada, Ltd. ("TCL") since August 1990, and served as President of TCL from August 1990 to June 1992. He previously served as President of Car Rental and Leasing for Marks Rentals, a holding company that owned a Thrifty Car Rental franchise and other properties. Mr. Himelfarb is a director of the American Car Rental Association.

     Gary L. Paxton, age 52, has served as a director since November 1997. Mr. Paxton has been President of Dollar since December 1990. He has served in several senior management positions with Dollar since 1972, including Senior Vice President of Operations and Properties and Vice President of Properties and Facilities. Mr. Paxton is also a director and President of the American Car Rental Association.

     Thomas P. Capo, age 48, has served as a director since November 1997. Mr. Capo has been Senior Vice President and Treasurer of DaimlerChrysler since November 1998. He was elected Vice President and Treasurer of DaimlerChrysler in May 1993. Mr. Capo was elected Treasurer of DaimlerChrysler in November 1991. He is also a director of Chrysler Financial Corporation and Chrysler Canada, Ltd.

        Edward J. Hogan, age 71, has served as a director since December 1997. Mr. Hogan has been Chairman and Chief Executive Officer of Pleasant Travel Service, a tour operator specializing in Hawaiian vacations, since April 1959. Mr. Hogan has also served as a director of Castle & Cooke, which has large holdings of real estate in Hawaii, since October 1993. Mr. Hogan has been a member of the Board of Trustees of Loyola Marymount University since May 1990 and is a member of the National Advisory Board of the National Academy of Travel and Tourism, the United States Tour Operators, the American Society of Travel Agents and the Hawaii Visitors Bureau.

     The Honorable Edward C. Lumley, age 59, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm Nesbitt Burns, Inc. ("Nesbitt Burns") since August 1994. From January 1992 to August 1994, Mr. Lumley served as Vice Chairman of the investment banking firm Burns Fry, Limited. Mr. Lumley previously served as a Member of the Canadian Parliament and as Minister of International Trade, Industry, Trade and Commerce, Communications, and Science and Technology. Mr. Lumley is also a director of Air Canada, BCE Mobile Communications, Inc., Canadian National, Magna International Inc., Gendis Inc., DY4 Systems Inc. and AIT Corporation.

     John C. Pope, age 50, has served as a director since December 1997. Mr. Pope has been the Chairman of the Board of MotivePower Industries, Inc. since January 1996 and a director since May 1995. Mr. Pope has served in various executive positions with UAL Corporation ("UAL") and United Airlines, Inc. ("United") since January 1988, including President and Chief Operating Officer of UAL and United from April 1992 to July 1994, Executive Vice President, Chief Financial Officer and Treasurer of UAL and Chief Financial Officer of United from November 1990 to April 1992 and Executive Vice President, Marketing and Planning of United from May 1989 to October 1990. Prior thereto, Mr. Pope served as Chief Financial Officer of AMR Corporation and American Airlines, Inc. Mr. Pope is also a director of Federal Mogul Corporation, Wallace Computer Services, Inc., Medaphis Corporation, Lamalie Associates, Inc. and Waste Management, Inc.

     John P. Tierney, age 67, has served as a director since December 1997. Mr. Tierney was the Chairman and Chief Executive Officer of Chrysler Financial Corporation, the financial services subsidiary of DaimlerChrysler, from August 1987 until his retirement in December 1994. Prior to joining DaimlerChrysler in 1987, he was the Chief Financial Officer of AMC. Mr. Tierney is also a director of ContiFinancial Corporation and Charter One Financial, Inc.

     Edward L. Wax, age 62, has served as a director since December 1997. Mr. Wax has been Chairman Emeritus of Saatchi & Saatchi Advertising Worldwide, an advertising firm with substantial experience in the travel industry, since January 1998 and was Chairman from May 1997 to January 1998. Mr. Wax was Chief Executive Officer of Saatchi & Saatchi Advertising Worldwide from February 1992 to May 1997. From June 1989 to February 1992, Mr. Wax served as Chairman and Chief Executive Officer of Saatchi & Saatchi North America. Mr. Wax is also a director of Golf Trust of America, Inc., the National Council of Northeastern University and The Ad Council.

Other Named Executive Officers

        The following sets forth information concerning certain executive officers of the Company identified under "Executive Compensation" who are not presently members, or nominated herein to become members, of the Board.

        Steven B. Hildebrand, age 44, has been the Vice President and Chief Financial Officer of DTAG since November 1997. Prior to his election as a DTAG officer, Mr. Hildebrand was Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc. since August 1995. He has served in various senior management positions with Thrifty Rent-A-Car System, Inc. and Pentastar Transportation Group, Inc., the predecessor of DTAG ("Pentastar") since 1987, including Vice President of Finance and Treasurer for Pentastar, a director of Thrifty Rent-A-Car System, Inc. and a director of TCL.

     Peter G. Guptill, age 56, has been the Executive Vice President of Dollar-Florida Region since January 1994. Prior to joining Dollar, Mr. Guptill was Executive Vice President, General Operations Manager of Southeast Toyota Distributions, Inc. from 1992 to 1993. Previously, he had served as Group Vice President, Sales and Marketing at AMC. Mr. Guptill has also held various senior executive positions within the automotive wholesale and retail field, as well as serving as a consultant in the same sector.


         MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

Meetings and Committees

        The Board held eight meetings in 1998. Each director attended 75% or more of the total of all meetings held by the Board and the Committees on which he served. The Board has established standing Committees, which are comprised solely of non-employee directors, to consider designated matters. The Committees of the Board are: the Governance Committee, the Audit Committee and the Human Resources and Compensation Committee. In accordance with the Bylaws of DTAG, the Board annually elects from its members the members and chairman of each Committee.

        Governance Committee

     The members of the Governance  Committee (the "Governance  Committee") are:
Edward J. Hogan, Chairman, The Hon. Edward C. Lumley, John P. Tierney and Edward
L. Wax.

        The  Governance  Committee  evaluates  the  organization,  function  and performance of the Board and its Committees, the qualifications for director nominees and matters involving corporate governance and compliance. The Governance Committee does not solicit or invite director nominations but will consider recommendations from stockholders that are sent to the Secretary of DTAG. Under DTAG's Bylaws, nominations must be received no less than 60 nor more than 90 days before the Annual Meeting of Stockholders; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. The Governance Committee held three meetings in 1998.

        Audit Committee

     The members of the Audit Committee (the "Audit Committee") are: John P. Tierney, Chairman, Thomas P. Capo, Edward J. Hogan and John C. Pope.

        The Audit Committee recommends the appointment of independent auditors and reviews their fees for audit and non-audit services and the scope and results of audits performed by them and by the Company's internal auditors. It also reviews the Company's system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. The Audit Committee held five meetings in 1998.

        Human Resources and Compensation Committee

     The members of the Human Resources and Compensation Committee (the "HR&C Committee") are: The Hon. Edward C. Lumley, Chairman, John C. Pope and Edward L. Wax.

        The HR&C Committee makes recommendations to the Board regarding DTAG's executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its compensation function, it determines salaries, executive retirement benefits, incentive compensation awards and stock option grants for officers and senior executives and establishes corporate goals under performance based compensation plans. The HR&C Committee held eight meetings in 1998. See "Executive Compensation - Report of Human Resources and Compensation Committee on Executive Compensation" below.

Compensation

        Fees

        Directors who are not officers or employees of DTAG are paid an annual board retainer of $20,000, payable in Common Stock, and an attendance fee of $1,000 for each meeting of a Committee thereof ($1,500 in the case of a Committee Chairman), in each case payable in cash or Common Stock, as desired by the non-employee director. Non-employee directors may elect in advance to defer their fees.

        Stock Options

        In 1998, non-employee directors received options to purchase 3,000 Shares at the initial public offering price of $20.50 per Share. For 1999, non-employee directors will receive grants of options for 5,000 Shares if they are re-elected at the Annual Meeting of Stockholders. Such stock options will be exercisable in three equal annual installments beginning on the first anniversary of the grant date at a price equal to the closing price of a Share on the grant date. The stock options become exercisable immediately in the event of a change in control of DTAG.

        Other

        In 1998, DTAG made available to each non-employee director the use of one vehicle while serving as a director, together with insurance coverage. For 1999, DTAG will make available to each non-employee director the use of two vehicles, together with insurance coverage.

        No Compensation

     DTAG does not pay compensation for service to directors who receive compensation as officers or employees of the Company. Because of DaimlerChrysler policy, Thomas P. Capo does not receive compensation for services as a director.

Stock Ownership Guidelines

        All current non-employee directors of DTAG are required to own Shares valued at not less than five times the annual retainer of $20,000, for a total of $100,000, by January 2003.

Certain Understandings

        In connection with continuing credit support to the Company for vehicle fleet financing, DTAG agreed to nominate and support a DaimlerChrysler designee to its Board. Thomas P. Capo, who is a DaimlerChrysler Senior Vice President and its Treasurer, currently holds this directorship. The Company's agreements relating to this position expire upon termination of DaimlerChrysler credit support and repayment of any sums due in connection therewith. See "Certain Relationships and Related Transactions" below.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

        The following table sets forth certain information as of March 29, 1999 with respect to each person known by DTAG to beneficially own more than 5% of the outstanding Shares:

 Name and Address                        Amount and Nature
of Beneficial Owner                    of Beneficial Ownership       Percent of Class (1)
-------------------                    -----------------------       --------------------

The Equitable Companies                    4,239,301                       17.6%
Incorporated (2)
1290 Avenue of the Americas
New York, New York 10104

Capital Guardian Trust Company (3)         2,412,000                       10.0%
11100 Santa Monica Boulevard
Los Angeles, California 90025

Tweedy, Browne Company LLC (4)             2,105,856                        8.7%
TBK Partners, L.P.
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, New York 10017
-----------

(1)     Based on 24,125,941 Shares outstanding.

(2) The Equitable Companies Incorporated ("Equitable") owns Alliance Capital Management L.P. and the Equitable Life Assurance Society of the United States which own 2,602,300 and 841,700 Shares, respectively. AXA ("AXA") beneficially owns a majority interest in Equitable. As a group, The Mutuelles AXA controls AXA in AXA's capacity as a parent holding company with respect to AXA Rosenberg (U.S.) ("AXA Rosenberg").
        AXA Rosenberg owns 795,301 Shares.

(3) Capital Guardian Trust Company disclaims beneficial ownership in the 2,412,000 Shares, as such Shares are owned by accounts managed by Capital Guardian Trust Company.

(4) As a group, Tweedy, Browne Company LLC owns 1,909,156 Shares, TBK Partners, L.P. owns 166,700 Shares and Vanderbilt Partners, L.P. owns 30,000 Shares. Each of such entities disclaims beneficial ownership of the Shares held by the others.

Management

        The following table sets forth certain information as of March 29, 1999, with respect to the number of Shares owned by (i) each director of DTAG (with the exception of Thomas P. Capo who owns no Common Stock), (ii) each named executive officer of the Company, and (iii) all directors and named executive officers of the Company as a group:

 Name and Address                       Amount and Nature
of Beneficial Owner                 of Beneficial Ownership (1)       Percent of Class (2)
-------------------                 ---------------------------       --------------------

Joseph E. Cappy                          138,212 (3)                      Less than 1%

Donald M. Himelfarb                       31,067 (4)                      Less than 1%

Gary L. Paxton                            36,715 (5)                      Less than 1%

Steven B. Hildebrand                      24,767 (6)                      Less than 1%

Peter G. Guptill                          16,649 (7)                      Less than 1%

Edward J. Hogan                            7,418 (8)                      Less than 1%

The Hon. Edward C. Lumley                  3,418 (9)                      Less than 1%

John C. Pope                               9,907 (10)                     Less than 1%

John P. Tierney                            9,354 (11)                     Less than 1%

Edward L. Wax                              6,016 (12)                     Less than 1%

All executive officers and directors     283,523                                  1.2%
as a group
-----------

(1) The Securities and Exchange Commission ("SEC") deems a person to have beneficial ownership of all shares, which that person has the right to acquire within sixty (60) days. Accordingly, Shares subject to options exercisable within sixty (60) days are included in this column.

(2)     Based on 24,125,941 Shares outstanding.

(3) Consists of (i) 53,400 Shares owned of record by Mr. Cappy, (ii) 9,912 performance shares under DTAG's Long Term Incentive Plan ("Performance Shares") which will be forfeited if Mr. Cappy does not remain employed by DTAG through January 31, 2001, the date of vesting, (iii) 46,600 Shares subject to options, and (iv) 28,300 Shares owned of record by Mr. Cappy's spouse.

(4) Consists of (i) 2,500 Shares owned of record by Mr. Himelfarb, (ii) 5,367 Performance Shares awarded which will be forfeited if Mr. Himelfarb does not remain employed by Thrifty through January 31, 2001, the date of vesting, and (iii) 23,200 Shares subject to options.

(5) Consists of (i) 7,500 Shares owned of record by Mr. Paxton, (ii) 3,948 Performance Shares awarded which will be forfeited if Mr. Paxton does not remain employed by Dollar through January 31, 2001, the date of vesting, and (iii) 25,267 Shares subject to options.

(6) Consists of (i) 2,000 Shares owned of record by Mr. Hildebrand, (ii) 3,000 Performance Shares awarded which will be forfeited if Mr. Hildebrand does not remain employed by DTAG through January 31, 2001, the date of vesting, and (iii) 19,767 Shares subject to options.

(7) Consists of (i) 1,000 Shares owned of record by Mr. Guptill, (ii) 1,282 Performance Shares awarded which will be forfeited if Mr. Guptill does not remain employed by Dollar through January 31, 2001, the date of vesting, and (iii) 14,367 Shares subject to options.

(8) Consists of (i) 6,418 Shares owned of record by Mr. Hogan, and (ii) 1,000 Shares subject to options.

(9) Consists of (i) 2,418 Shares owned of record by Mr. Lumley, and (ii) 1,000 Shares subject to options.

(10) Consists of (i) 6,000 Shares owned of record by Mr. Pope, (ii) 2,907 Shares subject to a deferral agreement between DTAG and Mr. Pope, and
        (iii) 1,000 Shares subject to options.

(11) Consists of (i) 6,000 Shares owned of record by Mr. Tierney, (ii) 2,354 Shares subject to a deferral agreement between DTAG and Mr. Tierney, and
        (iii) 1,000 Shares subject to options.

(12) Consists of (i) 2,200 Shares owned of record by Mr. Wax, (ii) 2,816 Shares subject to a deferral agreement between DTAG and Mr. Wax, and
        (iii) 1,000 Shares subject to options.


                             EXECUTIVE COMPENSATION

Report of Human Resources and Compensation Committee on Executive Compensation

        This report explains DTAG's executive compensation program. The HR&C Committee, which is comprised solely of non-employee directors, determines the compensation of senior executives of the Company.

        Compensation Philosophy

        DTAG's  executive  compensation  program  is  a  critical  part  of  the
effective  management  of  its  key  executives.   The  program  rewards  senior
management for building long-term stockholder value. It is designed to:

o Establish a comparative framework of companies for pay/performance analysis

o        Maintain a strong relationship between performance and awards

o        Communicate a link between pay and performance

o Encourage stock ownership and focus on the use of equity-based incentives

o Balance all compensation components to create a total pay program based on specific performance goals

        Stock Ownership Guidelines

        DTAG maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders. The stock ownership guidelines, which are being phased in to apply in January 2003, are as follows:

o The Chief Executive Officer of DTAG is required to own Shares valued at not less than four times annual base salary

o The Presidents of Dollar and Thrifty and the Chief Financial Officer of DTAG are each required to own Shares valued at not less than three times annual base salary

o              Executives   at  the  next  level   (generally   Executive   Vice
               Presidents) are required to own Shares valued at not less than two times annual base salary

o Executives at the next level (generally Vice Presidents) are required to own Shares at least equal in value to annual base salary

o Executives at the next level (generally Staff Vice Presidents) are required to own Shares valued at not less than one half of annual base salary

However, any employee of the Company who also serves on the DTAG Board is required to own a higher threshold of Shares valued at not less than five times annual base salary. This would currently apply to Messrs. Cappy, Himelfarb and Paxton.

        The HR&C Committee will monitor compliance with these guidelines periodically both during and after the phase in is completed.

        Components of Executive Compensation Program

        The Company's executive compensation program has four components: base salary, incentive compensation cash bonuses, long-term Share incentive compensation and supplemental retirement benefits. The following is a summary of the considerations underlying each component.

               Base Salary

               The HR&C Committee establishes base salaries for executive officers in relation to base salaries paid by a group of companies which were compared to the Company because they were similarly sized service companies in terms of corporate revenues, or had operations in the local geographic job market, or were vehicle rental industry peers. Base salaries may vary depending on factors such as responsibility, current performance and tenure.

               Base salary ranges for the Company's executive officers, including those named in the Summary Compensation Table below, were generally targeted at the midpoint range of salary survey results. For this purpose, the Company uses compensation survey information from the above described comparison companies supplied by nationally recognized compensation consulting firms. Other information concerning overall compensation levels and forms, such as total cash compensation and stock-based award information, is also used by the HR&C Committee in making compensation decisions.

               The HR&C Committee considers annually merit increases for all officers. For 1998, the merit increase fund approved for executive employees was at the 4% level. This target was approved after a review of survey data indicating that estimated 1998 base salary increases for executives would be approximately 4%. Within this framework, base salary increases for the Company's executive officers ranged from 3.2 to 5%, excluding structural increases. Specific increases for individual officers involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

               Incentive Compensation Cash Bonuses

               The Company's annual incentive compensation plan is a cash bonus plan designed to provide performance based compensation awards to executives for achievement during the past year. Pretax profit objectives are established for Dollar, Thrifty and DTAG. These objectives range from a minimum threshold to earn a partial award to a maximum award. Annual awards to senior executives are based upon individual operating company performance, except for DTAG executives whose awards are based on consolidated performance. For 1999, the Presidents of Dollar and Thrifty will also be awarded based on consolidated DTAG performance.

               For the 1998 fiscal year, the Company paid bonuses to 43 executives based on achievement of objectives under the plan.

               Long-Term Incentive Compensation

               DTAG has adopted a long-term incentive plan (the "LTIP"). The LTIP is intended to provide Share incentives to officers and other key employees of the Company that serve to align their interests with those of stockholders. Under the LTIP, the Board, upon recommendation of the HR&C Committee, is authorized to award: (i) stock options (including both non-qualified stock options and incentive stock options), (ii) stock appreciation rights, (iii) restricted stock, (iv) Performance Share awards, and (v) other stock-based incentive awards. A total of 10% of the outstanding Shares of DTAG (2,412,798 Shares) are authorized for issuance under the LTIP. If the number of outstanding Shares increases, 10% of the amount of newly issued Shares is automatically reserved for issuance under the LTIP. A total of 1,773,534 Shares were reserved for awards made at December 31, 1998. Awards under the LTIP were generally made in January and September 1998, with some grants made at other times based on individual employment circumstances.

               In January 1998, stock option awards for 1,184,600 Shares were approved for approximately 170 employees, including each of the named executive officers, at an exercise price per Share equal to the initial public offering price for Shares of $20.50. Such options become exercisable in three equal annual installments commencing on the first anniversary of the grant date. Under certain circumstances, including a change in control of DTAG, the options would be exercisable immediately.

               Also in January 1998, 142,000 Performance Share awards were approved for granting to Company officers and certain key employees, including each of the named executive officers. Such awards established a target number of shares that may be earned in three equal annual installments commencing on the first anniversary of the grant date. The number of Performance Shares ultimately earned by a grantee would be expected to range from zero to 200% of the grantee's target award, depending on the level of corporate performance each year against profit and stock price appreciation targets established on the grant date. Any Performance Share installments not earned in relation to the annual fiscal period would be forfeited. Performance Shares earned would be delivered to the grantee on January 31, 2001, provided the grantee is then employed by the Company. Under certain circumstances, including a change in control of DTAG, the Performance Shares earned would be delivered immediately. Values of the Performance Shares earned will be recognized as compensation expense over the vesting period of the grants.

               In September 1998, stock option awards for 485,700 Shares were approved for approximately 170 employees, including each of the named executive officers, at an exercise price of $10.50 per Share. These options vest in three equal annual installments commencing September 30, 1999 and expire on September 30, 2008. Under certain circumstances, including a change in control of DTAG, the options would be exercisable immediately.

               Nationally recognized compensation consultants were retained to analyze incentive practices of the publicly traded car rental companies and other organizations that have recently completed an initial public offering.
Their recommendations were considered in setting the design and size of the stock option and performance share grants. As is typical for executive compensation practices, the Chief Executive Officer was made eligible for the largest award, and the remaining employees were tiered downward.

               Supplemental Retirement Benefits

               In December 1994, Pentastar Services, Inc., predecessor to DTAG, adopted a deferred compensation plan (the "Deferred Compensation Plan") to provide a means by which certain executives of the Company may elect to defer receipt of specified percentages or amounts of their compensation, to provide a means for certain other deferrals of compensation, and to encourage such employees to remain in the employ of the Company. The Company has established a so-called "rabbi trust" to provide a source of payment for benefits under the Deferred Compensation Plan. The Company will make contributions to the Deferred Compensation Plan in addition to elective deferrals of compensation by executives.

               In December 1998, DTAG adopted a new retirement plan (the "Retirement Plan") to provide a means by which the Company can provide retirement income to key executives to encourage them to remain in the employ of the Company. Another rabbi trust has been created to provide a source for payment of benefits under the Retirement Plan. The Company will make contributions to the Retirement Plan.

        Compensation for the Chief Executive Officer

        Under Joseph E. Cappy's leadership in 1998, the Company achieved record results in revenues and profits. Total revenue for 1998 was $898.4 million, compared to $843.8 million in 1997, a 6.5% increase. Further, net income for 1998 was $37.7 million, or $1.56 per Share, an increase of 108.8% and 73.3%, respectively, over 1997 results. In addition, the HR&C Committee was pleased with Mr. Cappy's leading the Dollar and Thrifty organizations to find synergies and cost savings realizable by working together.

        In 1997, Mr. Cappy received all of his compensation from DaimlerChrysler. In establishing each of the components of Mr. Cappy's compensation for 1998, the HR&C Committee relied on information developed from compensation surveys with the assistance of a nationally recognized compensation consulting firm. Mr. Cappy's base salary, as reported in the Summary Compensation Table below, was determined by the HR&C Committee based upon independent analysis of the midpoint range utilizing compensation surveys.

        As reported in the Summary Compensation Table below, in 1998, Mr. Cappy received an annual incentive compensation cash bonus based upon achievement of pretax operating profit objectives. Mr. Cappy was also granted options to purchase 194,500 Shares of DTAG Common Stock and 41,300 Performance Shares based upon the factors cited in studies prepared by nationally recognized compensation consulting firms.

        Compensation Committee Interlocks and Insider Participation

        There exist no interlocks or insider participation with respect to the HR&C Committee for DTAG to report.

        Federal Income Tax Liability

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), limits the amount the Company can deduct for compensation paid to the Chief Executive Officer and the other four most highly-compensated executive officers of the Company. However, performance based compensation that meets certain requirements of the IRC are not subject to this limit. The LTIP is a performance based plan. It is the intention of the HR&C Committee to continue to preserve the deductibility of executive compensation to the extent reasonably practicable and comply to the extent practicable. However, there may be occasions when the payment of non-deductible compensation might be appropriate.

        Conclusion

        The HR&C Committee is responsible to the Board, and by extension to the stockholders, for ensuring that officers are compensated in a manner that is compatible with the Company's business strategies, thereby aligning the officers' interests with those of long-term investors. We believe the current methodology governing executive compensation standards will prove beneficial to the Company, its stockholders, its customers and the communities served.

                                            THE HUMAN RESOURCES AND
                                            COMPENSATION COMMITTEE


                                            The Hon. Edward C. Lumley, Chairman
                                            John C. Pope
                                            Edward L. Wax


March 25, 1999

Summary Compensation Table

        The following table provides certain summary information concerning compensation of DTAG's Chief Executive Officer and each of the named executive officers of the Company for fiscal years ended December 31, 1998 and 1997:


                                    Annual Compensation          Long Term Compensation
                                    -------------------          ----------------------

Name and Principal                                                Securities Underlying        All Other
   Position                 Year   Salary ($)       Bonus ($)           Options             Compensation (1)
   --------                 ----   ----------      ---------          -----------           ----------------


Joseph E. Cappy,            1998    $450,000       $499,500            194,500                 $33,836
Chairman of the             1997       --             --                  --                      --
Board, Chief Executive
Officer and President (2)


Gary L. Paxton,             1998    $273,300       $217,274            105,800                $318,313
Executive Vice President    1997    $260,300       $244,031               --                  $273,839
and President - Dollar



Donald M. Himelfarb,        1998    $243,200       $228,000             96,800                $188,248
Executive Vice President    1997    $233,700           --                 --                  $ 80,561
and President - Thrifty



Steven B. Hildebrand,       1998    $225,000        $187,313            82,500                $118,650
Vice President and          1997    $169,500        $ 30,510              --                  $ 69,643
Chief Financial Officer



Peter G. Guptill,           1998    $211,276        $134,372            59,100                $203,811
Executive Vice President    1997    $201,200        $ 88,025              --                  $ 75,687
Dollar Florida Region



-----------

(1) Represents (i) the amounts distributed under the discontinued executive retention plans of Dollar and Thrifty Rent-A-Car System, Inc., the final portion of which is payable in 2000, (ii) the Company's contributions to its qualified and non-qualified defined contribution plans, including supplemental retirement plans, and (iii) life and disability insurance premiums.

(2) During 1997 Mr. Cappy served as an officer of DTAG and DaimlerChrysler but received all of his compensation from DaimlerChrysler.

Option Grants in Last Fiscal Year

        The following table provides certain summary information concerning stock option grants made to DTAG's Chief Executive Officer and each of the named executive officers of the Company for the fiscal year ended December 31, 1998:



                                                 % of Total
                        Number of Securities   Options Granted   Excercise or
                         Underlying Options     to Employees      Base Price     Expiration         Grant Date
    Name                      Granted          in Fiscal Year      ($/Sh)           Date        Present Value($)(1)
    ----                    -----------        --------------      ------           ----        -------------------



Joseph E. Cappy               139,800               8.3%            20.50        12/31/2007       1,156,388
                               54,700               3.2%            10.50        09/30/2008         232,243


Gary L. Paxton                 75,800               4.5%            20.50        12/31/2007          626,997
                               30,000               1.8%            10.50        09/30/2008          127,373


Donald M. Himelfarb            69,600               4.1%            20.50        12/31/2007          575,713
                               27,200               1.6%            10.50        09/30/2008          115,484


Steven B. Hildebrand           59,300               3.5%            20.50        12/31/2007          490,513
                               23,200               1.4%            10.50        09/30/2008           98,501


Peter G. Guptill               43,100               2.6%            20.50        12/31/2007          356,518
                               16,000               1.0%            10.50        09/30/2008           67,932

-----------

(1) All options are granted at an exercise price equal to the market value of DTAG's Common Stock on the date of grant, except that the initial grants were made at the initial public offering price as had been stated in DTAG's prospectus. Accordingly, if there is no appreciation in market value, no value will be realizable. In accordance with SEC rules, the Black-Scholes option valuation model was used to estimate the fair value of the options at the date of grant, using the following assumptions: weighted-average expected life of the awards of five years, volatility factor of 37.5%, risk-free interest rate of 4.74% and no payment of dividends. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. The Company utilized the services of a nationally recognized compensation consultant for assistance in developing the Black-Scholes option valuations. However, the Company does not believe that the Black-Scholes model, or any other valuation model, is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock underlying the option exceeds the exercise price on the date of exercise.

Long-Term Incentive Plans - Awards in Last Fiscal Year

        The following table provides certain summary information concerning awards granted under DTAG's LTIP to DTAG's Chief Executive Officer and each of the named executive officers of the Company for the fiscal year ended December 31, 1998:



                              Number of Shares, Units       Performances or Other Period Until
Name                              or Other Rights                Maturation or Payout (1)
----                            -------------------              ------------------------


Joseph E. Cappy                        41,300                          3 years maximum

Gary L. Paxton                         19,100                          3 years maximum

Donald M. Himelfarb                    16,100                          3 years maximum

Steven B. Hildebrand                   12,500                          3 years maximum

Peter G. Guptill                        6,200                          3 years maximum

----------

(1) The Performance Shares will be earned over a three-year period contingent upon annual performance measures for profit performance relative to plan and appreciation in stock price in each of the three years (with a reset each year to then current stock price). The Performance Shares will vest on January 31, 2001. The following schedule describes the Performance Share plan:

        Performance Period          Shares Earned/Granted        Shares Vest
        ------------------          ---------------------        -----------

        Jan-December 1998              January 1999              January 2001
        Jan-December 1999              January 2000              January 2001
        Jan-December 2000              January 2001              January 2001

Employment Continuation Agreement and Plan

        In September 1998, DTAG entered into an Employment Continuation Agreement with Mr. Cappy. The agreement provides for benefits to be paid to Mr. Cappy upon termination of his employment following a change in control of DTAG subject to certain requirements contained in the agreement. The agreement was filed as an exhibit to DTAG's Quarterly Report on Form 10-Q for the third quarter ended September 30, 1998.

        In September 1998, DTAG also established the Employment Continuation Plan for Key Employees. The plan provides for benefits to be paid to certain employees upon termination of their employment following a change in control of DTAG subject to certain requirements contained in the plan. The plan currently covers 44 employees of the Company. The plan was filed as an exhibit to DTAG's Quarterly Report on Form 10-Q for the third quarter ended September 30, 1998.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        The following graph compares the cumulative total stockholder return on DTAG Common Stock with the cumulative total return on the Russell 2000 Index and DTAG's Peer Group Index. DTAG's Peer Group includes The Hertz Corporation, Avis Rent A Car, Inc., Budget Group, Inc. and Republic Industries, Inc.

        The results are based on an assumed $100 invested on December 17, 1997, and reinvestment of dividends through December 31, 1998.



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    Dollar Thrifty Automotive Group, Peer Group Index and Russell 2000 Index
                                 (Graph Omitted)


                                  12/17/97     12/31/97     3/31/98     6/30/98     9/30/98     12/31/98
                                  --------     --------     -------     -------     -------     --------
Dollar Thrifty Automotive           100.00       100.00      109.76       64.63       56.73        62.83
Peer Group Index                    100.00       101.82      113.05      107.54       75.50        78.31
Russell 2000 Index                  100.00       100.00      110.06      104.93       83.79        97.20



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        DaimlerChrysler has certain material continuing financial and commercial arrangements with the Company. Thomas P. Capo, a director of DTAG, is a Vice President and Treasurer of DaimlerChrysler.

        In December 1997, in connection with DTAG's separation from DaimlerChrysler and closing of the initial public offering, DaimlerChrysler provided $38.2 million of credit support for the Company's vehicle fleet financing in the form of a letter of credit facility. The credit support was reduced to $28.6 million (the "Initial Support Amount") upon receipt of Share proceeds due to exercise of an underwriter over-allotment option in January 1998. The Initial Support Amount will decline annually, beginning September 30, 1999, by the greater of 20% of the Initial Support Amount or 50% of the Company's excess cash flow. To secure reimbursement obligations under the DaimlerChrysler credit support agreement, DaimlerChrysler has liens and security interests on certain assets of the Company.

        In addition, DaimlerChrysler has been the Company's principal supplier of vehicles. In 1996, DaimlerChrysler began operating under separate five-year vehicle supply arrangements that were formalized in 1996 and 1997 in separate vehicle supply agreements with Dollar and Thrifty Rent-A-Car System, Inc. ("VSAs"). DaimlerChrysler has agreed to make specified volumes of DaimlerChrysler vehicles available through July 2001. DaimlerChrysler has agreed to make various promotional payments under the VSAs, some of which vary based on the volume of vehicles purchased. These payments are material to the Company's results of operations.

        The Hon. Edward C. Lumley, a director of DTAG, is the Vice-Chairman of Nesbitt Burns. In February 1999, Nesbitt Burns assisted TCL in a fleet securitization for its Canadian vehicles. A one-time structuring fee was paid to Nesbitt Burns at closing. Additional program fees will be paid to Nesbitt Burns to cover placement, liquidity and administration fees during the five-year term of the arrangement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to the Company, during the fiscal year ended December 31, 1998, John C. Pope, Edward L. Wax, The Hon. Edward C. Lumley and Jeffrey A. Cerefice were each delinquent in filing one report on Form 4 covering for each individual one transaction by the required due date.


                              REPORT ON FORM 10-K/A

        A copy of DTAG's Report on Form 10-K/A for the period ended December 31, 1998, filed with the SEC (including related financial statements and schedules) is available to stockholders without charge, upon written request to Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.


                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        The deadline for submitting proposals for the possible inclusion in next year's proxy statement is not earlier than February 27, 2000 and not later than March 28, 2000; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Proposals should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.



                                 OTHER MATTERS

        As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

                                         By Order of the Board of Directors


                                         Stephen W. Ray
                                         Secretary



Tulsa, Oklahoma
April 7, 1999

                                                                     APPENDIX A


                              (FRONT SIDE OF PROXY)


                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

                                      PROXY

           PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         Annual Meeting of Stockholders

                                  May 27, 1999


        The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Paula A. Kuykendall or Pamela S. Peck, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, on May 27, 1999, at 11:00 a.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposal No. 2.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES AND THAT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side)

           ----------------------------------------------------------


                             (REVERSE SIDE OF PROXY)


                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

  Please mark vote in oval in the following manner using dark ink only:    /  /


1.   ELECTION OF DIRECTORS:

     Nominees: Joseph E. Cappy, Donald M. Himelfarb, Gary L. Paxton, Thomas
     P. Capo, Edward J. Hogan, The Hon. Edward C. Lumley, John C. Pope, John P. Tierney and Edward L. Wax.



     FOR                                    WITHHOLD                          INSTRUCTION:  To withhold  authority
     all nominees listed                    Authority to vote                 to vote for any individual nominee,
     above(except as indicated              for all nominees                  write that nominee's name in the space
     in the space provided)     /   /       listed above        /   /         provided below.

                                                                              -----------------------------------
                                                                              (Name(s) of Nominee(s))


2. Ratification of Deloitte & Touche LLP as independent auditors for 1999.

   FOR      /   /            AGAINST   /   /              ABSTAIN   /   /



        The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

        Dated: ________________________, 1999



        ____________________________________
        Signature


        _____________________________________
        Signature, if held jointly


Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.